EXHIBIT (h)(1)


                            ADMINISTRATION AGREEMENT

            THIS AGREEMENT, made as of this 1st day of January 2000, by and between First American Investment Funds, Inc., a Maryland corporation (the "Fund"), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the "Administrator").

            WHEREAS, the Fund is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of Common Stock; and

            WHEREAS, the Fund desires the Administrator to provide, and the Administrator is willing to provide, administrative and other services as set forth herein to such portfolios of the Fund as the Fund and the Administrator may agree ("Portfolios") and as listed on the schedules attached hereto ("Schedules") and made a part of this Agreement, on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Administrator hereby agree as follows:

            ARTICLE 1. Retention of the Administrator. The Fund hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the administrative and other services set forth in Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

            The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way and shall not be deemed an agent of the Fund.

            ARTICLE 2. Administrative Services. The Administrator shall perform, or supervise the performance by others of, administrative and other services as set forth herein in connection with the operations of the Portfolios. The Administrator is authorized to appoint and compensate from its resources one or more other entities to perform such services on a subcontracted basis in connection with the operations of the Portfolios and, on behalf of the Fund, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. If the Administrator appoints one or more other entities to perform services called for by this Agreement on a subcontracted basis as aforesaid, the Administrator nevertheless shall remain liable to the Fund and the Portfolios for the acts and omissions of such other entities as if the Administrator itself performed such services.



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            (A) Administrative and Accounting Services. The Administrator shall provide the Fund with regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Directors' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board of Directors, the Administrator shall make reports to the Fund's Directors concerning the performance of its obligations hereunder including such activities as are set forth on Exhibit A hereto, as amended by agreement of the parties from time to time.

Without limiting the generality of the foregoing, the Administrator shall:

            (a) calculate Fund expenses and control all disbursements for the Fund, and as appropriate compute the Fund's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

            (b) assist outside Fund counsel with preparation of prospectuses, statements of additional information, registration statements and proxy materials;

            (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Fund's shares with state securities authorities, monitor sale of Fund shares for compliance with state securities laws, and file with the appropriate securities authorities the registration statements and reports for the Fund and the Fund's shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Fund and the Fund's shares with state securities authorities to enable the Fund to make a continuous offering of its shares;

            (d) develop and prepare communications to shareholders, including the annual report to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to Fund shareholders, and supervise and facilitate the solicitation of proxies solicited by the Fund for all shareholder meetings, including the tabulation process for shareholder meetings;

            (e) prepare, negotiate, and administer contracts on behalf of the Fund with, among others, the Fund's distributor, subject to any approvals or reapprovals by the Fund's Board of Directors required by applicable law or Board procedures;

            (f) maintain the Fund's general ledger and prepare the Fund's financial statements, including expense accruals and payments, determine the net asset value of the Fund's assets and of the Fund's shares, and provide for the payment of dividends and other distributions to shareholders;

            (g) calculate performance data of the Fund and the Portfolios for dissemination to information services covering the investment company industry;



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            (h)         coordinate and supervise the preparation and filing of
                        the Fund's tax returns;

            (i) examine and review the operations and performance of the various organizations providing services to the Fund or any Portfolio directly or on a subcontracted basis as provided for herein including, without limitation, the Fund's distributor, transfer agent, accounting services agent, outside Fund counsel and independent public accountants, and at the request of the Board of Directors, report to the Board on the performance of such organizations;

            (j) provide for and coordinate the layout and printing of publicly disseminated prospectuses and the Fund's semi-annual and annual reports to shareholders;

            (k) provide internal legal and administrative services as requested by the Fund from time to time;

            (l) provide for and coordinate the design, development, and operation of the Fund, including new portfolio and class investment objectives, policies and structure;

            (m) provide individuals reasonably acceptable to the Fund's Board of Directors for nomination, appointment, or election as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Fund's Board of Directors;

            (n) advise the Fund and its Board of Directors on matters concerning the Fund and its affairs;

            (o) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Fund's Board of Directors;

            (p) monitor and advise the Fund and the Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

            (q) perform all administrative services and functions required for the operation of the Fund and each Portfolio to the extent such administrative services and functions are not provided to the Fund or such Portfolio pursuant to the Fund's or such Portfolio's investment advisory agreement, distribution agreement and custodian agreement;

            (r) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Fund and the Administrator shall determine desirable; and

            (s) prepare and file with the SEC the semi-annual reports for the Fund on Form N-SAR and all required notices pursuant to Rule 24f-2.



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Also, the Administrator will perform other services for the Fund as agreed from time to time at the request of the Board of Directors, including, but not limited to, performing internal audit examinations; mailing annual reports of the Portfolios; preparing a list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Fund will pay the Administrator's out-of-pocket expenses.

            (B) Transfer Agency and Dividend Disbursing Services. The Administrator agrees to perform the usual and ordinary services of transfer agent and dividend disbursing agent including, without limitation, the following: maintaining all shareholder accounts; preparing shareholder meeting lists; mailing shareholder reports and prospectuses; tracking shareholder accounts for Blue Sky and Rule 12b-1 purposes; withholding taxes on non-resident alien and foreign corporation accounts; preparing and mailing checks for disbursement of income dividends and capital gains distributions; preparing and filing U.S. Treasury Department Form 1099 for all shareholders; preparing and mailing confirmation forms to shareholders and dealers with respect to all purchases, exchanges and liquidations of Fund shares and other transactions in shareholder accounts for which confirmations are required; recording reinvestments of dividends and distributions in Fund shares; recording redemptions and Fund shares; and preparing and mailing checks for payments upon redemption and for disbursements to withdrawal plan holders. The Administrator has and will maintain all registrations required under applicable law in order for it to perform such transfer agency services and maintains and will maintain such records as are required under applicable law in connection with the provision of such services.

            (C) Shareholder Services. The Administrator may provide the Fund with other services to shareholders not otherwise the subject of this Article 2. These shareholder services may include personal services provided to shareholders, such as answering shareholder inquiries regarding a Portfolio and providing reports and other information and services related to the maintenance of shareholder accounts. The Fund hereby also authorizes the Administrator to contract with qualifying broker-dealers, financial institutions and other such entities for the provision of such services to Fund shareholders. Any such arrangements shall be outside any shareholder servicing plans or agreements entered into by the Fund, and the Administrator shall pay the amounts due to such qualifying broker-dealers, financial institutions and other entities under any such arrangements from the Administrator's own resources.

            ARTICLE 3.  Allocation of Charges and Expenses.

            (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Fund as well as all Directors of the Fund who are officers or employees of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Fund retained by the Directors of the Fund to perform services on behalf of the Fund.



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            (B) The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for outside Fund counsel and independent auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, reasonable disbursements in connection with providing transfer agency services including, without limitation, postage and telephone communications expense, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated officers or employees of the Administrator or any affiliated corporation of the Administrator, insurance, interest, brokerage costs, dues and other expenses incident to the Fund's membership in the Investment Company Institute and other like associations, shareholder meetings, corporate reports and reports and notices to shareholders, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Fund. The Administrator shall provide such information to the Board at such times as the Board may reasonably request to enable the Board to monitor such Fund expenses.

            ARTICLE 4.  Compensation of the Administrator.

            (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Fund shall pay to the Administrator compensation at an annual rate specified in the Schedule. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. The Fund shall also reimburse the Administrator for its reasonable out-of-pocket expenses including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings.

            If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

            (B) Compensation from Transactions. The Fund hereby authorizes any entity or person associated with the Administrator which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

            (C) Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.



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            ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other corporate agents of the Administrator as well as that corporation itself.)

            So long as the Administrator acts in good faith and with due diligence and without negligence, the Fund assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration, transfer agency, and dividend disbursing relationships to the Fund or any other service rendered to the Fund hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

            The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited; provided, however, that in the event that it is ultimately determined that indemnification is not warranted, any such amounts advanced hereunder shall be repaid. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or hold the Administrator harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund, but failure to do so in good faith shall not affect the rights hereunder.

            The Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

            The Administrator may apply to the Fund at any time for instructions and may consult outside counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator



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shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

            Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.

            ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and shareholders of the Fund are or may be or become interested in the Administrator, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator are or may be or become similarly interested in the Fund, and that the Administrator may be or become interested in the Fund as a shareholder or otherwise.

            ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall be as specified in the Schedule.

            This Agreement shall not be assignable by either party without the written consent of the other party.

            ARTICLE 8. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Directors of the Fund, and (ii) by the vote of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Directors meeting called for the purpose of voting on such approval.

            ARTICLE 9. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

            In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

            ARTICLE 10. Definitions of Certain Terms. The terms "interested person" and "affiliated person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.



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            ARTICLE 11. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party (a) in the case of notice to the Fund, to the Chair of the Board of Directors of the Fund at the last address furnished by such person or, if the Chair is an affiliated person or interested person of the Administrator, to the Directors of the Fund who are not such affiliated persons or interested persons at the last addresses furnished by such persons, and (b) in the case of notice to the Administrator, to the last address furnished by the Administrator for such purpose.

            ARTICLE 12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Minnesota, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

            ARTICLE 13. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.



                                       FIRST AMERICAN INVESTMENT FUNDS, INC.


                                       By ____________________________________
                                            Its ______________________________


                                       U.S. BANK NATIONAL ASSOCIATION


                                       By ____________________________________
                                            Its ______________________________




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                                 SCHEDULE TO THE
                            ADMINISTRATION AGREEMENT
                          DATED AS OF JANUARY 1, 2000
                                    BETWEEN
                     FIRST AMERICAN INVESTMENT FUNDS, INC.
                                      AND
                         U.S. BANK NATIONAL ASSOCIATION



Portfolios:             This Agreement shall apply to all Portfolios of First
                        American Investment Funds, Inc., either now or hereafter created (collectively, the "Portfolios").

Fees: Pursuant to Article 4, the Fund shall pay the Administrator compensation for services rendered to the Portfolios at an annual rate, which is calculated daily and paid monthly, equal to (i) such Portfolio's pro rata share of an amount equal to (a) .07% of the aggregate average daily net assets of all mutual funds in the First American family of funds ("First American Fund Family") up to $8 billion, and (b) .055% of the aggregate average daily net assets of the First American Fund Family in excess of $8 billion, plus (ii) .05% of the aggregate average daily net assets of the Fund. For the purposes of this provision, the First American Fund Family includes all series of First American Funds, Inc., First American Investment Funds, Inc., First American Strategy Funds, Inc., and First American Insurance Portfolios, Inc.


                        In addition, the Fund shall pay the Administrator the following fees for transfer agency and dividend disbursing services:

                        Annual CUSIP Fee:                   $18,500/CUSIP/year

                        Open Account Fee:
                        *  Internal Accounts                $15.00/account/year
                        *  Third Party/External Accounts    $15.00/account/year
                        *  IRA Accounts                     $15.00/account/year
                        *  Certificate Processing                       N/A

                        Closed Account Fee:
                        *  Internal Accounts                            N/A
                        *  Third Party/External Accounts    $3.50/account/year

Term: Pursuant to Article 7, the term of this Agreement, unless sooner terminated as specified under the heading "Termination" below, shall commence on January 1, 2000 and shall remain in effect through December 31, 2002 ("Initial Term") and the Initial Term shall be automatically extended on January 1, 2002 for one successive two-year period (i.e., through December 31, 2004) if the Administrator has met or exceeded the written service level standards set forth on Exhibit A to this Agreement (the "Service Standards") on no less than 90% of such Service Standards on a cumulative basis during the period commencing



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                        January 1, 2000 and ending on December 31, 2001. The
                        Initial Term (as extended) shall thereafter be automatically extended on January 1 of each year commencing with January 1, 2004, (the "Extension Date") for successive one-year periods (e.g., in the instance where the Extension Date is January 1, 2004, through December 31, 2005) if the Administrator has met or exceeded at least 90% of the Service Standards on a cumulative basis during the prior two-year period ending on the applicable Extension Date. Calculation of compliance with the Service Standards will be measured monthly, and reported to the Board of Directors of First American Investment Funds, Inc. quarterly, as a fraction, the numerator of which is the number of Service Standard events that were met in such month and the denominator of which is the number of Service Standard events to be completed for such month ("Service Level Percentage"). The Administrator will calculate the compliance percentage, and Ernst & Young will review such calculation, on a quarterly basis. Any disagreements will be reported to the Board of Directors of the First American Investment Funds, Inc. for resolution, in the Board's good faith judgment.


Termination:            The Administration Agreement will be terminable by the
                        Portfolios by delivery to the Administrator of written notice: (i) for any reason on six months prior written notice to the Administrator; (ii) in the event of the Administrator's bankruptcy or insolvency; (iii) in the event of a conviction of the Administrator for corporate criminal activity; (iv) if in any consecutive six-month period the average cumulative Service Level Percentage is less than 50%; or (v) if the Administrator has materially failed to perform its responsibilities as administrator under this Agreement, and such material failure has not been cured within 45 days after written notice is received by the Administrator specifying the nature of the failure. The Administration Agreement will be terminable by the Administrator by delivery to the Portfolios of written notice of termination delivered no less than 180 days prior to the end of the Initial Term (as extended if applicable).



Agreed to and accepted                        Agreed to and accepted
FIRST AMERICAN INVESTMENT FUNDS, INC.         U.S. BANK NATIONAL ASSOCIATION



By _________________________________          By ______________________________
  Its ______________________________            Its ___________________________
      Dated:  January 1, 2000                       DATED: JANUARY 1, 2000



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